UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2006

AKSYS, LTD.

(Exact name of registrant as specified in its charter)

000-28290

(Commission File Number)

Delaware	36-3890205
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Two Marriott Drive

Lincolnshire, Illinois  60069

(Address of principal executive offices, with zip code)

(847) 229-2020

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address,
if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.01.              Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

NASDAQ Hearing.

On August 31, 2006, a hearing was held before a NASDAQ listing qualifications panel to consider the request of Aksys, Ltd. (the “Company”) for continued listing on The NASDAQ Capital Market, notwithstanding the July 6, 2006 determination by the NASDAQ Staff that the Company does not meet the market value of listed securities requirement for continued listing of at least $35 million.

At the hearing, the Company presented a plan of compliance and requested that the panel grant the Company until October 31, 2006 to demonstrate the Company’s return to compliance with NASDAQ’s listing standards.   As part of the plan of compliance, the Company’s largest stockholder, Durus Life Sciences Master Fund Ltd., has indicated a willingness to convert shares of Series B preferred stock of the Company into shares of common stock as well as senior notes for shares of the Company’s common stock to the extent necessary to establish compliance with the market capitalization listing requirement.  The Series B preferred stock is convertible into common stock at a price of $1.00 per share and Durus has agreed that it would convert any debt at a price equal to the greater of $1.00 per share and the 20-day average stock price for the Company’s common stock at the time of conversion.

There can be no assurance that the panel will grant the Company’s request for continued listing.  If the panel determines to delist the Company’s securities from The NASDAQ Capital Market, the Company’s common stock would likely be quoted on the OTC Bulletin Board or the “pink sheets.”

Minimum Bid Price Requirement.

On September 1, 2006, the Company issued a press release announcing that it had received notice from NASDAQ on August 28, 2006, that for the last 30 consecutive business days the bid price of the Company’s common stock has closed below the minimum $1.00 per share required by NASDAQ Marketplace Rule 4310(c)(4).  The August 28, 2006, letter indicates that the Company will be provided 180 calendar days, or until February 26, 2007, to regain compliance with the minimum $1.00 per share bid requirement.  The letter further indicates that the Company may regain compliance with Rule 4310(c)(4) if at any time before February 26, 2007, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days.  The Company is considering various alternatives to regain compliance with NASDAQ’s minimum bid requirement within the permitted 180-day period.

The Company issued a press release on August 14, 2006, relating to the foregoing matters, a copy which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 8.01.  Other Events.

On August 31, 2006, the Company filed its preliminary proxy statement with the Securities and Exchange Commission with respect to the Company’s 2006 annual meeting of stockholders.

In addition, on August 25, 2006, the Company completed a $2.0 million draw down on the $5.0 million line of credit provided by the loan agreement dated as of June 23, 2006, between the Company and Durus.  The loan bears interest at 7% per annum and is payable in full on December 31, 2007.

Item 9.01.  Financial Statements and Exhibits.

Ex. No.	Document
99.1	Press Release dated September 1, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 1, 2006

AKSYS, LTD.

/s/ Laurence P. Birch
By:	Laurence P. Birch
Its:	Senior Vice President and Chief Financial Officer